Exhibit 4.25

Mizrahi Tefahot

Date: July 23rd 2012

Att: AudioCodes Ltd (hereinafter: “the company”)

Dear Sir or Madam,

Re: Letter of Undertaking dated December 12th 2011

Whereas on December 12th 2011 you signed on a letter of undertaking for us (hereinafter: “the letter of undertaking”);

And whereas in Section 3.3 of the letter of undertaking it was determined that the operating profit (as defined in that section) accrued for the last 4 quarters shall not be less than a total of $3 million (hereinafter: “the aforementioned financial index “, “the abovementioned cause”);

At your request we confirm that we are suspending the exercise of our right to of immediate repayment of your debts and undertakings to us due to the aforementioned cause and this until publication of the reports of December 31st 2013 (hereinafter: “the suspension period”); on condition of compliance with all the following conditions:

1.	The operating loss (Non GAAP) of the company for 2012 shall not exceed $6 million.

2.	The company shall have operating profit (Non GAAP) in the first quarter of 2013.

3.	You shall pay the bank a one-time payment of $15,000 and your account shall be debited with this sum.

4.	The interest on the existing loans shall be increased from today and until full defrayal by 0.75% (annual).

This confirmation is limited to the aforementioned cause only and for the aforementioned period only and it shall not derogate from our right to consign your debts and undertakings for immediate defrayal, including during the suspension period, for any other cause.

To avoid all doubt it is clarified that our consent should not be seen as an amendment of the letter of undertaking and that all the terms of the letter of undertaking remain fully in force. It shall also be clarified that this consent shall not derogate from our rights to you pursuant to any document or pursuant to law.

This letter is subject to your compliance with your undertakings to maintain any financial indices vis-à-vis any entity that you have made undertakings to or alternatively that you have received a letter of waiver in the event that you are not complying with those same financial covenants or part of them.

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That stated in this letter is conditional on your consent in the margins of this letter.

Yours sincerely,

Bank Mizrahi Tefahot Ltd

Business Division - Corporations Sector

(signature)	(signature)
Alon Egozi	Danny Maor
Corporations Sector Manager	Hi-tech Department Manager
Commerce and Services

We agree to the aforementioned

(signature)

Audiocodes Ltd

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